Exhibit 99.1

FOR IMMEDIATE RELEASE

Cidara Provides Corporate Update and Reports Second Quarter 2017
Financial Results

SAN DIEGO, August 9, 2017 - Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing novel anti-infectives including immunotherapies, today reported financial results for the three months ended June 30, 2017 and provided an update on its corporate activities and product pipeline.

“We began the second quarter of 2017 by welcoming the financial community to our inaugural Investor Day, in New York, where we described plans for our CD101 and Cloudbreak™ programs and heard presentations from key opinion leaders,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “We have continued to actively engage with the scientific community at conferences, and enroll patients in our STRIVE Phase 2 trial of CD101 IV in candidemia and invasive candidiasis. In addition, we continue to advance CD201, the first drug candidate from our Cloudbreak™ immunotherapy platform, through IND-enabling studies.”

Second Quarter 2017 and Subsequent Highlights

•
Announced publication of data from a study investigating the deep tissue distribution of CD101: In August 2017, Cidara announced publication of data from an in vivo study demonstrating that CD101 had superior tissue penetration within the site of infection compared to the current standard of care echinocandin in the U.S., micafungin, in intra-abdominal candidiasis (IAC) infections, one of the most lethal forms of invasive candidiasis.

•
Presented Data at ASM Microbe 2017 and the 22nd Congress of the European Hematology Association: In June 2017, Cidara presented data from nonclinical studies of its novel echinocandin antifungal CD101 at ASM Microbe 2017 in New Orleans, and at the 22nd Annual Congress of the European Hematology Association (EHA), in Madrid, Spain, demonstrating efficacy in prophylaxis of Candida, Aspergillus and PCP (Pneumocystis pneumonia).

•
Presented Data at ECCMID and SID Annual Meetings: In April 2017, Cidara presented data from nonclinical studies of CD101 and its Cloudbreak antibacterial immunotherapy CD201 at the 2017 Society for Investigative Dermatology (SID) Annual

Meeting in Portland, Oregon, and at the 27th European Congress of Clinical Microbiology and Infectious Diseases (ECCMID), in Vienna, Austria.

Second Quarter 2017 Financial Results

•	Cash, cash equivalents and short-term investments totaled $78.0 million as of June 30, 2017, compared with $90.1 million as of March 31, 2017 and $104.6 million as of December 31, 2016.

•
Research and development expenses were $13.2 million and $23.4 million for the three and six months ended June 30, 2017, respectively, compared to $8.5 million and $15.7 million for the same periods in 2016. The increase was primarily attributable to the escalation of clinical development activities for CD101 IV.

•
General and administrative expenses were $3.4 million and $6.6 million for the three and six months ended June 30, 2017, compared to $3.4 million and $6.1 million for the same periods in 2016. The increase was primarily due to higher personnel-related costs to support the growth of operating activities.

•
Net loss for the three months ended June 30, 2017 was $16.6 million, compared to a net loss of $11.8 million for the second quarter of 2016. For the six months ended June 30, 2017 and 2016, the company’s net loss was $30.0 million and $21.5 million, respectively.

•	As of July 31, 2017, Cidara had 16,863,095 common shares outstanding.

About Cidara Therapeutics
Cidara is a clinical-stage biotechnology company focused on developing new anti-infectives that have the potential to transform the standard of care and save or improve patients’ lives. The company is currently advancing its novel echinocandin antifungal, CD101 IV, through Phase 2 and developing CD201, its bispecific antibiotic immunotherapy, for the treatment of multi-drug resistant Gram-negative bacterial infections. CD101 IV has improved pharmacokinetics compared to existing echinocandins and has the potential for expanded utility across patient settings. CD101 IV is the only once-weekly product candidate in development for the treatment and prevention of life-threatening invasive fungal infections. CD201 is the first drug candidate selected from Cidara’s novel Cloudbreak™ platform, the first immunotherapy discovery platform designed specifically to create compounds that direct a patient’s immune cells to attack and eliminate bacterial, fungal or viral pathogens. Cidara has received a grant for up to $6.9 million from CARB-X (Combating Antibiotic Resistant Bacteria Accelerator) to advance the development of CD201. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the effectiveness, safety, and other attributes of CD101 and CD201 and other potential product candidates, including the potential for these compounds to successfully treat or prevent infections, including those caused by resistant pathogens, and potentially transform the way infectious diseases are treated, and the potential for the Cloudbreak platform to result in future drug candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: the success and timing of Cidara’s preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Cidara’s plans to develop and commercialize its product candidates; Cidara’s ability to obtain additional financing; Cidara’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Cidara’s Form 10-Q most recently filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cidara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Cidara Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2017	December 31, 2016
(In thousands)	(unaudited)
ASSETS
Cash, cash equivalents, and short-term investments	$78,012	$104,619
Other current assets	1,791	779
Non-current assets	1,355	1,564
Total assets	$81,158	$106,962

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	$19,894	$18,783
Stockholders' equity	61,264	88,179
Total liabilities and stockholders' equity	$81,158	$106,962

Cidara Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2017	2016	2017	2016
Operating expenses:
Research and development	$13,191	$8,471	$23,434	$15,660
General and administrative	3,424	3,391	6,579	6,087
Total operating expenses	16,615	11,862	30,013	21,747
Loss from operations	(16,615)	(11,862)	(30,013)	(21,747)
Other income (expense):
Interest income (expense), net	(30)	107	(30)	203
Total other income (expense)	(30)	107	(30)	203
Net loss	$(16,645)	$(11,755)	$(30,043)	$(21,544)
Basic and diluted net loss per share	$(0.99)	$(0.85)	$(1.79)	$(1.56)
Shares used to compute basic and diluted net loss per share	16,831,960	13,871,938	16,813,759	13,839,864

INVESTOR CONTACT:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
(858) 356-5932
Robert.Uhl@westwicke.com

MEDIA CONTACT:
Christy Curran
Sam Brown Inc.
(615) 414-8668
ChristyCurran@sambrown.com

###